Exhibit 3

Amendment to Rule 10b5-l Trading Plan

The Trading Plan dated 3/17/2022 and amended 5/3/2022 (the “Trading Plan”) entered into between Medpace Investors LLC (“Purchaser”) and UBSFS, acting as agent, for the purpose of establishing a trading plan that complies with Rule 10b5-1(c)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) is amended on August 15, 2022 as follows, with the consent of UBSFS:

On the amendment effective date Order A-2 shall be canceled and the following shall be added to Exhibit A:

Trading Schedule A (For purchase of Issuer’s Stock)

Order #	Order Entry Date	Number of Shares to be Purchased	Type of order: Limit Price ($) or Market	Duration of order (Day, GTC)	Order Cancel Date
3	First allowable	969,380 or lesser remaining from A-2		Day

The above Order will be executed on a Best Efforts / Not Held basis.

a.

Each Trading Day available for this plan UBSFS, shall purchase the maximum number of shares allowable pursuant to Rule 10b-18; UBSFS agrees that it shall use good faith efforts to effect any purchase of the Stock in accordance with the timing, price, and volume restrictions in sections(b)(2)-(4) of Rule 10b-18 (“Rule 10b-18”) under the Exchange Act.

b.	The maximum number of shares acquired on behalf of Purchaser during the Plan Purchase Period shall not exceed 1,000,000 shares of Stock (the “Purchase Amount”).

PLEASE NOTE: “Not Held” is defined as a market or limit order that gives UBSFS both time and price discretion to attempt to get the best possible price.

This Amended Trading Plan will become effective on September 6, 2022, which shall be no earlier than 3 weeks from the contract signature date. UBS Financial Services Inc. will continue to exercise Options and/or purchase Stock pursuant to the terms of the original Trading Plan until this Amended Trading Plan goes into effect. Purchaser certifies that the representations and warranties of Purchaser contained in the Trading Plan are true at and as of the date hereof as if made at and as of such date.

Purchaser has obtained a new Issuer Certificate in the form of Exhibit B.

PURCHASER REPRESENTS AND WARRANTS THAT THEY WILL RETAIN A COPY OF THIS AMENDMENT AFTER EXECUTING/DATING IT BELOW.

By executing this Trading Plan Amendment, Purchaser represents and warrants that Purchaser has carefully reviewed in detail the specific Trading Instructions set forth in Exhibit A, that the Trading Instructions are accurate, complete, and accurately reflect the intent and instructions of Purchaser.

/s/ Dr. August J. Troendle	August 15, 2022
Name: Dr. August J. Troendle	Date

UBS FINANCIAL SERVICES INC.

/s/ Lars Soderberg	8-16-2022
Name: Denis Murphy	Date
Title: Director

/s/ Christopher DeLuca	08-16-2022
Name: Christopher DeLuca	Date
Title: Executive Director